Event ID:   2649121
Culture:   en-US
Event Name: Q3 2010 Audiovox Corporation Earnings Conference Call
Event Date: 2010-01-12T15:00:00 UTC

P: Operator;;
C: Glenn Wiener;Audiovox Corporation;IR
C: Patrick Lavelle;Audiovox Corporation;President, CEO
C: Michael Stoehr;Audiovox Corporation;SVP, CFO
P: Jim Barrett;CL King & Associates;Analyst

+++ presentation
Operator: Good day, ladies and gentlemen. And welcome to the Audiovox Corporation earnings conference call. My name is [Shameka] and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions)

I would now like to turn the presentation over to your host for today's call, Mr Glenn Wiener. Please proceed.

Glenn Wiener: Thank you. And welcome to Audiovox's fiscal 2010 third quarter nine month results conference call. Today's call is being webcast on our site, www.audiovox. com, and can be accessed in the Investor Relations section. With us today are Patrick Lavelle, President and CEO, Michael Stoehr, Senior Vice President and Chief Financial Officer, and John Shalam, Chairman of the Board.

Before we begin, I'd like to quickly remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information, and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28th, 2009. At this time, I would like to turn the call over to Patrick Lavelle. Pat?

Patrick Lavelle: Thanks, Glenn and good morning. I hope everyone had a wonderful holiday and I would like to wish you all the best in 2010. Net income for the fiscal third quarter was $12.6 million or $0.55 per share, compared to net income of $6.5 million and earnings per share of $0.29. Net income included both income from operations, as well as the benefit of a tax adjustment which Michael will discuss a little later. For the nine month period net income was $15.9 million or $0.69 per share compared to a loss of $1 million or a loss of $0.04 per share. Excluding the impact of the tax adjustment, net income was $5.6 million, versus last year's loss, and we accomplished this on roughly 18% lower sales volumes. For the quarter, net sales were $155.7 million, compared to $195.6 million reported in the prior year period. Down approximately 20%. The decline in sales was not only anticipated, but in many cases deliberate, as we adjusted to put ourselves in the best position to respond to the economic climate and not be left with the inventory issues that plagued our fourth quarter last year.

We entered Q3 knowing that sales would be lighter as most major retailers curtailed buying across the board in anticipation of a slower holiday selling season and due to the fact that they did not want to be stuck with the same inventory issues they experienced last year, which took almost six months for some of them to work through. In addition, we chose not to participate in a number of Black Friday promotions, in both the MP3 and portable DVD categories, due to insufficient margins and a limited risk, reward scenario. There were also a number of product lines sold last year that are no longer a part of our mix, and finally, we knew that we would not see a substantial improvement in car sales. All in all, I believe we followed the right course with careful inventory management, the effects of which will really be seen in our fourth quarter and into next fiscal year.

Sales of digital camcorders and clock radios were good and we did pick up literally a few days of sales of the brand-new FLO TV hand held that shipped to Best Buy, Radio Shack, and Amazon. As I mentioned last quarter, we are the exclusive supplier of Qualcomm's FLO TV products for in vehicle systems and we recently concluded arrangements to handle the portable business as well. We expect FLO TV to have a positive impact on our sales in 4Q and beyond.

On the automotive side, despite continued overall weakness driven by the slow recovery of the car market, our sales were up. This was due largely to satellite radio sales which continue to be strong, as our exclusive agreement with Sirius XM to supply all of their aftermarket products has enabled us to double our sales in this category. Our rear seat entertainment systems that combined mobile video with Sony PlayStation 2 hit the market just before the holidays with first shipments literally running out as soon as they hit retail shelves. And FLO TV products, for in vehicle use, began shipping to our expediter t network during the last week of December. The full rollout is under way with retail versions available by the end of this month.

In our Accessories group, domestic sales were down slightly quarter-over-quarter, but that's primarily a result of an unusually strong 3Q last year driven by new account load ins and the transition from analog to digital TV. There was a run-up in antenna sales under the RCA and TERK brands which started in 3Q of last year, and ran through the first half of this year, as we approached the DTV conversion in June. With the transition now behind us, antenna sales are still running higher, though not at the levels we saw over the past year. However, we maintain our number one market share in the digital antenna category.

Additionally in the third quarter, we launched our new Acoustic Research Xsight remote and our new Acoustic Research outdoor living wireless speakers at key retailers. Both are gaining traction as we expand our distribution and gain new accounts. Under RCA we currently hold the number one market share in TV universal remote controls and have a number of new products that were introduced at CES which should drive sales and I'll cover those shortly. Overall, our Accessory business was up 5% in the comparable third quarters.

International sales were up 30% due to the strengthening in our core business and improvements in the overall European economies and the addition of Schwaiger sales. Sales in Europe were anticipated to continue to grow, driven by these factors, as well as additional OE business. Such as the first shipment to Porsche for our rear seat entertainment system for the new Panamera, and a contract for the new Cayenne set to deliver in May of 2010.

With all of the new programs in place, both domestically and internationally, and with the lack of inventory overhang at retail, our preliminary sales in December are up significantly over last year, which is an encouraging sign. Margins are holding steady, coming in at 19.4% for the quarter, and 19.2% for the nine months. As I have repeatedly stated, I expect margins to be in the 18% to 19% range, based on the product mix we have projected for future periods. As for overhead, it was flat, compared to 3Q last year, although we picked up additional expenses from the Schwaiger acquisition. Expenses related to the issuance of stock options, and experienced expenses associated with the launch of FLO. I believe our overhead is in line with anticipated sales and we are properly positioned to generate profits as we move forward.

As we look at trending reports coming out of retail, they are promising, with holiday sales being a little better than expected. Although as we all know, expectations were not very high. More important is that our customers are reporting clean inventory positions and as a result, we do not expect a repeat of last year's inventory overhang. This should help keep us on track to deliver new products when we have them planned and not have to wait until retailers can take them.

On the automotive side, recent reports for new cars and truck sales indicated that December was actually higher than expected, representing the best selling month in over a year, less August, when the Cash for Clunkers program was in full effect. For the full year, sales of cars and trucks in the US are expected to reach just 10.4 million, which is already 20% decline from 2008. Estimates for 2010 are calling for a 10.6% increase, bringing total US car sales to 11.5 million. While this is far short of 2007 levels, it does show that the automotive industry appears to be turning around.

Yesterday we returned from the Consumer Electronics Show. Where in addition to winning four CEA innovation awards, we launched our 2010 line across the board. As I mentioned, Audiovox just launched FLO TV in vehicle and handheld portable systems and have received excellent reception from across our entire customer base. We are developing a series of FLO ready products in our mobile lines, and a number of consumer products that will include FLO built-in.

We launched an e-Reader named Lexi under the RCA brand and entered this exciting new market with an agreement with Barnes & Noble whereby they will become our e content solution. This is our first entrance into this category and in Barnes & Noble we couldn't have asked for a better content supplier. B&N is the world's largest book store with over one million titles of books, magazines and newspapers. This is a new and growing category and we expect to gain market share based on the strength of the RCA brand, the quality of our product and content, and our position as a key supplier to many retailers.

We also showed new palm style RCA small wonder camcorders and a waterproof model, a line of iPod docks and two new distinct digital picture frame lines. We unveiled an entire line of Jensen multi media products, adding voice recognition and new models that offer the latest in HD radio and incorporate iTunes tagging and voice control for the iPod and the iPhone.

We launched a number of new products under RCA, TERK and Acoustic Research. Our new Acoustic Research SmartPhone remote control program called Zentral Home Command was very well received. These products are a bridge to receive Bluetooth signals from either your BlackBerry or iPhone and convert them to a properly coded blast to control all of our AV electronics. We also introduced a jukebox model that allows you to remotely control your iPod from your SmartPhone. And a model that can control your garage door. Over time, we expect this line to grow to where your SmartPhone becomes the tool to control home functions such as security, heating and lighting. We are making SmartPhones smarter. We also have new RCA universal remote products including our award winning RCA voice control universal TV remote, and our one for all, all smart control universal remote.

In closing, despite continued weakness in the economy, which has resulted in sales declines during the first nine months of the year, we are profitable and I expect this to continue. We have successfully realigned our operations and taken the necessary steps to improve margins and lower overhead to match sales. We have new content programs in place with companies such as Qualcomm, Sony, Sirius XM and now Barnes & Noble and continue to introduce products that demonstrate our innovation and design focus in new product developments. Our distribution remains the strongest in our history, as does our brand portfolio.

Finally, I would like to address our cash position, which was at $55 million at the end of November, versus $14 million last year, and it is expected to ramp back up in the first quarter of next year. We have been able to successfully operate the business, continue to make acquisitions, and improve our cash position. We continue to evaluate M&A opportunities looking both domestically and internationally and remain actively engaged in discussions. I'm looking forward to 2010, and I am confident that our new products and relationships will help us generate higher revenue, and the resulting profits. Thank you for your time this morning and support, and with that I'll turn over the call to Michael and when he's through, we'll answer some questions. Michael?

Michael Stoehr: Thanks, Pat. Good morning everyone. To sum it up, our third quarter performance was as we expected. Sales were $155.7 million, versus $195.6 million for the quarter and prior period. A decrease of 20.4%, and for the nine month period sales were $400.4 million versus $487 million, down 18%.

For the quarter, the big decline was seen in consumer goods which was down 54%. However, as Pat mentioned, we made a conscious decision not to participate in any large seasonal promotions this year, primarily for portable DVDs and digital players and this was a big part of the revenue shortfall in the consumer category. We started shipping the FLO TV handheld towards the end of the quarter, which had only a modest impact on our sales and should contribute positively in the future periods.

Our mobile sales increased 11.7%, this was driven by three factors. One, higher sales of satellite radio products with the pickup of the Sirius line. Two, higher security product sales with the introduction of a new line of products from Omega. And three, higher OE sales in our co-product lines. And lastly our accessory sales increased by 5.2%, primarily from the pick up in Schwaiger sales in Germany.

For the nine month period there were several factors which positively and negatively impacted results. The state of the global economies directly impacted consumer demand, inventory positions at retail in the first half of the year and lower overall automotive sales. Additionally, lower promotional sales programs as I have just mentioned and the absence of discontinued product lines also led to lower sales volumes. A portion of these factors were partially offset by, one, new products being introduced. Two, improvements in the third quarter in our mobile sales. And three, our most recent acquisition.

Consolidated gross margins for the quarter were 19.4%, versus 19.9% in the same period last year. The slight decline was expected due to the shift in our product mix as satellite radio products increased significantly. And as we previously discussed, lower gross margins but lower risk as well. If you recall, we stated last quarter that we anticipated gross margins to be in the 18% to 19% range, and this is our expectation moving forward as well. The higher margin compared to our expectation was directly attributed to the higher accessory sales as a percentage of overall mix and we experienced a positive contribution from our latest acquisition of Schwaiger in the third quarter. Other areas which impacted our margins were higher warranty and repair costs, but these costs were partially offset by lower freight and obsolescence charges. I'll add that we saw a sequential improvement from our second quarter which had margins of 18.9%.

On a nine month basis, gross margins were 19.2%, versus 17.8% in the same period last year. This increase in margin was due to increased profit on product sales, lower obsolescence and freight charges, partially offset by slightly higher warranty and repair charges.

Overhead for the quarter was $27.1 million, versus $27.3 million this period last year. During the quarter, we took a charge of $1 million for the issuance of options as a result of our continuing employee compensation programs and $1.6 million of overhead expenses related to the recent Schwaiger acquisition. Our pro forma overhead for the quarter would be $24.5 million, versus $27.3 million or $2.8 million decline in our existing core overhead. Decline in pro forma overhead occurred in all expense categories. As a result of our cost containment program for nine months ended November 30th, 2009, the pro forma overhead has declined by $16.9 million versus the same period last year.

In November, 2009, the Worker Home Ownership and Business Assistance Act of 2009 was signed by the President. As a result, the Company utilized this tax losses of fiscal 2009 and applied it against income of 2005. As a result, we will receive a tax refund of $10.3 million. The benefit was recorded in the third quarter which was offset by other foreign and domestic tax provisions for a net tax benefit of $9 million for the quarter. And for the nine months to date including other benefits and charges the tax benefit was $10.3 million. Based on profits from the Company and the above tax benefits, we reported net income of of $12.6 million or $0.55 a share, versus $6.5 million or $0.29 a share last year. On a nine month basis, reported income of $15.3 million or $0.69 a share versus $1 million dollar loss or $0.04 a share loss.

We have used $3.3 million in cash for operations versus $26.7 million last year. Principal use of cash has been increased accounts receivable in the third quarter, offset by declines in inventory and vendor receivables. Our cash balance was $55.1 million as of November 30th, 2009, versus $69.5 million February 29th, 2009, and $13.9 million as of November 30th, 2008. Our receivable inventory turns have dropped slightly as we have higher sales for the last month of the quarter, which impacted our receivables. And we had higher inventory in transit for sales in December. Our transaction cycles continue to perform as we expect and our cash position and we expect our cash position to ramp up again in the fourth quarter, 2010 and first quarter of 2011. As our receivables are collected. We continue to be prudent in our buying programs and are watching our expenses and markets closely.

A few closing comments to reiterate what Pat has said. Our inventory position is much better than this time last year and our December sales were up and we anticipate this to continue with all of the new programs we have in place. We are expecting sales increases in our fiscal fourth quarter and maintain our expectations for margins. Our overhead is in line with expected sales and we believe the Company's position for continued profitability, not only in the fourth quarter, but for fiscal 2011 as well. Thanks again and I will be turning the meeting back to Pat. Pat?

Patrick Lavelle: Okay Michael. Thank you. At this time we will entertain any questions.

+++ q-and-a
Operator: Thank you. (Operator Instructions) Questions will be taken in the order received. You have a question from the line of Jim Barrett of CL King & Associates. Please proceed.

Jim Barrett: Good morning everyone.

Michael Stoehr: Good morning, Jim.

Patrick Lavelle: Good morning, Jim.

Jim Barrett: Mike, a question for you. Your inventories appear to be versus fiscal year end 2009 approximately $38 million higher. Can you give us some sense, is that the magnitude of the improvement in working capital that you envision by fiscal year end, fiscal 2010?

Michael Stoehr: Jim, the inventory -- I think the inventory position for the --

Jim Barrett: I meant accounts receivables. Did I say inventory?

Michael Stoehr: Thank you. You kind of threw me off. You'll see those receivables come down.

Jim Barrett: Considering your sales are lower, will they go below the $105 million you had at year end fiscal 2009?

Michael Stoehr: No, as I mentioned and Pat mentioned in the remarks, we anticipate sales to be higher in the fourth quarter.

Jim Barrett: I see.

Michael Stoehr: That's why I'm looking at 2011, you'll see (Inaudible).

Jim Barrett: Understood. Pat, could you give us an update on the acquisition front? Your recent deal, at least the German one, was a small bolt-on. Are transformational acquisitions at least being considered or being checked out?

Patrick Lavelle: Yes. What we're looking to do is strengthen each one of of our groups, whether it be on the Accessory side or the Electronics side and if we see some opportunistic or some good values there, where we can strengthen each one of them, we will move ahead on them as we've done with Schwaiger and as we may do with other things. But we are actively engaged. We have a number of banks out, looking for particular companies and channels that we would like to enter. So yes, we're working both ends.

Jim Barrett: I see. Okay, Pat. Well, thank you very much.

Patrick Lavelle: Thank you.

Operator: (Operator Instructions) You have no further questions at this time. I would like to turn the call back over to management for closing remarks.

Patrick Lavelle: Okay. Thank you for joining us this morning. We appreciate the support. We're looking forward to this coming year, exiting the show there was a sense of excitement and a sense by the attendees and the exhibitors that we've seen the worst of this economy and we are now starting to see an improvement. I believe along with an economic improvement and the new products that Audiovox is introducing at the show and the press and the reception that we received at the show from our customers, that we should be looking at a much better 2011. With that, have a very good day and thank you for joining us.

Operator: Thank you for your participation in today's conference. This concludes your presentation. You may now disconnect. Good day.